EXHIBIT 99.1

News

MGE Energy Increases Dividend for 42nd Consecutive Year

Madison, Wis., Aug. 18, 2017—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate by nearly 5% to $0.3225 per share on the company's common stock. The dividend is payable Sept. 15, 2017, to shareholders of record Sept. 1, 2017. This increase, which is the largest in the last 30 years, raises the annual dividend rate by 6 cents from $1.23 per share to $1.29 per share.

"Today's action by our Board demonstrates confidence in our long-term strategy of providing solid returns for our shareholders," said Gary Wolter, MGE Energy's chairman. "Our dividend is supported by the financial strength of our company and our commitment to the dividend, which we have paid for more than one hundred consecutive years."

MGE Energy has increased shareholder dividend payouts annually for 42 consecutive years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 149,000 customers in Dane County, Wis., and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Margaret Collins

Manager - Corporate Communications

608-252-7088 | mcollins@mge.com